                                                                     EXHIBIT 99
                              STATE OF NEW YORK
                           PUBLIC SERVICE COMMISSION

COMMISSIONERS:
 Peter Bradford, Chairman
 Lisa Rosenblum
 Harold A. Jerry, Jr.
 William D. Cotter
 Raymond J. O'Connor
                               +++
                                 +
Petition of Rochester Telephone  +
Corporation for Approval of      +   Case 93-C-0103
Proposed Restructuring Plan      +
                                 ++
                                 +
Petition of Rochester Telephone  +
Corporation for Approval of a    +   Case 93-C-0033
New Multi Year Rate Stability    +
Agreement                        +
                               +++

                               OPINION NO. 94-25

                         OPINION AND ORDER APPROVING
                        JOINT STIPULATION AND AGREEMENT

                   (ISSUED AND EFFECTIVE NOVEMBER 10, 1994)

BY THE COMMISSION:

                                 INTRODUCTION

  On May 16, 1994, a Joint Stipulation and Agreement (the Joint Stipulation or the Agreement) embodying an Open Market Plan (OMP) proposed by Rochester Telephone Corporation (Rochester Telephone or the company) for the development of telecommunications competition in the Rochester area was submitted for consideration. Signatories to the Joint Stipulation when submitted were the company, Department of Public Service staff (staff), Time Warner Communications (Time Warner) and the Communications Workers of America, AFL-CIO (CWA). Since its submission, the New York State Telephone Association (NYSTA), the New York State Department of Economic Development (DED), and the Public Utility Law Project of New York, Inc. (PULPNY) have joined as signatories. A copy of the Joint Stipulation is attached.

  The agreement represents the culmination of over a year of negotiations among Rochester Telephone, staff, and other interested parties, coupled with extensive efforts to foster public involvement in the regulatory process. It resolves these proceedings and provides a regulatory framework for addressing three major areas: implementation of a corporate restructure for Rochester Telephone; the establishment of a multi-year rate plan for the period January 1, 1995 through December 31, 2001; and enhancement of the competitive market in the Rochester area.

  Evidentiary hearings with respect to the Joint Stipulation were held in Rochester before Administrative Law Judge Vincent P. Furlong on August 9 and 10, 1994. Presentations in support of the agreement were made by the company, staff and Time Warner. Presentations in opposition were made by AT&T Communications of New York, Inc. (AT&T), Sprint Communications Company, L.P. (Sprint), MCI Telecommunications Corporation (MCI), ICS/Executone Telecom, Inc. (ICS), LDDS Communications, Inc., d/b/a LDDS Metromedia (LDDS), and Associated Communications Corporation (Associated Communications)./1/
- --------
/1/Associated Communications is the parent entity of Albany Telephone Company, Buffalo Telephone Company and Genesee Telephone Company, non-wire cellular carriers in Albany, Buffalo, and Rochester, respectively.

In addition to the parties presenting testimony, PULPNY, ACC Corporation
(ACC), Ogden Telephone Company (Ogden) and the Cable Television Association of New York, Inc. participated in the hearings.

  Commissioner Lisa Rosenblum and Judge Furlong presided over a public statement hearing (preceded by a public forum) in Rochester on August 11, 1994 to receive comments on the record from members of the public who would be affected by the OMP. Approximately 20 persons were in attendance, of whom six spoke. In addition, several persons have submitted written statements to the Secretary in lieu of comment at the public statement hearing.

  Judge Furlong's Recommended Decision was issued on September 21, 1994. He recommended approval of the Joint Stipulation concluding that the agreement "strikes a fair balance of the interests of the ratepayers, investors, competitors and the public . . . is consistent with the Commission's competitive policies and . . . in the public interest."/1/ Exceptions to the Recommended Decision have been filed by the company, MCI, Sprint, ICS, ACC, Associated Communications, and LDDS./2/

                                  BACKGROUND

THE ROCHESTER TELEPHONE PETITION

  On February 3, 1993, Rochester Telephone filed a petition for approval of a corporate restructuring plan. Under the proposal, the existing local exchange company would have been restructured into two distinct entities: R-Net, which would have continued to provide all the network services currently provided by Rochester Telephone (basic network access, local and toll calling, etc.) but only on a wholesale basis to retailers who, in turn, would provide the services to the public; and R-Com, which would assume the roll of a retail provider. Also proposed was the formation of an unregulated parent holding company, R-HC, which would have held the stock of R-Net and R-Com and succeeded to all ownership interests of Rochester Telephone./3/ R-Net would have remained subject to full regulatory oversight, while R-Com would have been lightly regulated as a reseller. R-Com would have been one of any number of providers of local and intraLATA toll service to end users and would have competed with other potential providers such as long distance carriers, other resellers, or large business customers buying service in bulk. Customers would have chosen their local service provider by ballot under an arrangement similar to that used to open the long distance market to competition.

  Rochester Telephone also proposed a multi-year rate stabilization plan as part of its restructuring plan. Under this plan, flat rates for residential service would have been frozen at their current levels through December 1994. Thereafter, through 1998, those rates would have been adjusted annually only to reflect inflation (less productivity) and exogenous cost changes./4/ This rate cap would have applied to R-Com as well as other resellers of R-Net services. The overall rate for R-Net's other full interconnection services would have been similarly capped through 1998. Within the constraint of that price cap, R-Net would have been permitted to adjust individual prices, but not below marginal costs.

ROCHESTER TELEPHONE'S CURRENT RATES

  In instituting these proceedings we stated that, before considering the adoption of any corporate restructuring proposal, we would need to be satisfied that Rochester Telephone's existing rate levels were just and reasonable./5/ Therefore an investigation was instituted to provide for a detailed examination of the company's rates and earnings. After extensive negotiations among the parties to the rate investigation, a proposed resolution of all pre-restructuring revenue requirement issues, with the exception of depreciation
- --------
/1/Cases 93-C-0103 and 93-C-0033, Recommended Decision (issued September 21,
   1994) mimeo p. 72.

/2/PULPNY filed a letter in lieu of exceptions endorsing Judge Furlong's recommendation and urging its adoption. Rochester Telephone also endorses Judge Furlong's recommendation and its exceptions are limited to a request for assurances that, in case of future controversy the language of the Joint Stipulation rather than Judge Furlong's summary thereof will be the basis for resolving the controversy. The company's fears in this respect are unwarranted.

/3/The names "R-Net", "R-Com", and R-HC are intended for descriptive purposes only and would not be the names assigned upon implementation of the reorganization.

/4/Defined as cost changes resulting from mandatory regulatory, legislative, or accounting changes beyond the company's control, provided the company met any conditions imposed on telephone companies generally for the reflection of such cost changes in rates.
/5/Cases 93-C-0103 and 93-C-0033, Order Instituting Proceedings (issued April
   1, 1994) mimeo p. 7.

issues, was submitted for consideration (the September 1993 Agreement). The September 1993 Agreement was approved on February 17, 1994./1/

  Based on a 10.9% return on equity, the agreement reduced Rochester Telephone's 1993 and 1994 pre-restructuring revenue requirements by $8.5 million and $9.5 million, respectively, subject to adjustment to reflect any changes in depreciation rates and accruals that were being litigated separately. In lieu of lowering rates at that time and running the risk of a number of rate changes in quick succession, the excess revenues were credited to the ratepayers.

  The September 1993 Agreement was intended to serve as a platform from which to analyze the restructuring proposal and make rate adjustments for the post-restructuring period. As such it has been used as a starting point for fixing R-Net's rates under the multi-year rate proposal contained in the Joint Stipulation.

NEGOTIATIONS AND PUBLIC INVOLVEMENT

  Recognizing the myriad of complex issues and the potential conflicting interests of the parties involved in these proceedings, we encouraged a non-adversarial approach toward reaching a consensus. With the assistance of mediators from Conflict Management Group, negotiating meetings, on notice to all parties, began in November 1993 and culminated in May 1994 with the submission of the Joint Stipulation. In addition to most of the signatories to the agreement and the parties participating actively in the hearing and briefing phases of these proceedings, the New York State Commission on Cable Television and the New York State Consumer Protection Board also participated in the negotiations.

  In keeping with our increasing emphasis on public involvement in regulatory proceedings, a number of opportunities for public participation were extended over the period of the investigation. In July 1993, a workshop was held in Rochester to inform the public about Rochester Telephone's proposal and its implications, and to hear the public's views on the many important issues raised by the company's petition. Public statement hearings with regard to the company's current rates and its restructuring proposal were held in Rochester in September and November 1993. At those hearings, the public was informed of our settlement procedures and the then impending negotiations. As noted previously, a further opportunity for public involvement, after submission of the Joint Stipulation, was provided at the August 11, 1994 forum and public statement hearing. Staff has said that the input from the public weighed heavily in its analysis of the proposal, and the concerns raised at the public statement hearings have been considered in the resolution of these matters.

  In addition to these efforts to educate and involve the public, Rochester Telephone initiated its own public involvement process to inform interested persons about and to elicit reactions to the proposed restructuring and the OMP. The company's activities included contacts with local public officials, the Chamber of Commerce, and various trade organizations; meetings with business customers to explain and discuss the OMP concept; informational meetings for other customers; and a radio and print educational advertising campaign.

                         OVERVIEW OF JOINT STIPULATION

  The Joint Stipulation, in principle, but with certain significant modifications, endorses the original proposal filed by Rochester Telephone. Among the major changes from the plan as originally proposed are the retention of retail service responsibility by R-Net, reductions in current rates, and the extension of the multi-year rate stability plan to at least five and potentially seven years.
- --------
/1/Cases 93-C-0103 and 93-C-0033, supra, Opinion No. 94-5 (issued February 17,
   1994).

  The Joint Stipulation can be divided into two major components: (a) a corporate restructuring including the creation of a holding company (R-HC) and the split of existing telephone services provided by Rochester Telephone between separate entities (R-Net and R-Com); and (b) a regulatory plan for the period January 1, 1995 through December 31, 2001. While the two components are presented as an inseparable package, their merits should be assessed as if they were separate proposals because the restructuring is a permanent change and the regulatory plan is not.

  The regulatory plan is further divided into four subcomponents: (1) rates (including revenue requirement); (2) service quality (network and customer service); (3) service availability (including infrastructure improvement); and
(4) enhancement of competition.

RATES

  The rate/revenue requirement portion of the Joint Stipulation provides for a seven year rate plan,/1/ reducing annual rates by $21 million in several steps and stabilizing rates over the term. Only rate increases permitted under existing flexible tariffs would be allowed. The rate reductions would eliminate charges for Touchtone (called Touchphone in Rochester) and reduce local usage, toll, and carrier access charges over the term of the Agreement. There would be no cap on earnings and, in return, Rochester Telephone would absorb (in addition to the rate reductions) inflationary and exogenous costs, reduce its rate base by $17 million, maintain depreciation at least at current levels, and be prohibited from deferring costs. The rate/revenue requirement provisions resolve all outstanding revenue requirement matters including the issue of the appropriate level of royalty computations, currently the subject of court litigation, for the period of the rate plan.

SERVICE QUALITY

  The Joint Stipulation specifies a floor for service quality. If service quality, as determined by traditional measures, customer complaints, and yet-to-be developed customer satisfaction surveys, fell below that floor, penalties of up to 0.5% of local service and intraLATA toll revenues (approximately $1 million annually) would be assessed. Additionally, if service quality fell below the floor for traditional measures, or if more than one surveillance level failure occurred in any one year, dividend payments by R-Net to the holding company would be suspended until the poor service quality conditions were eliminated.

SERVICE AVAILABILITY

  With the exception of certain specified competitive services that will, (or in some cases may at R-Net's option), be transferred to R-Com upon implementation of the OMP, R-Net would continue at the outset of the plan to provide all services now provided by Rochester Telephone. The normal regulatory process would continue to apply to the introduction of the new services or the modification of existing services. In addition, the Joint Stipulation provides for the expansion of Lifeline service enrollment efforts by R-Net and a commitment, applicable to both R-Net and R-Com, to specifically consider the needs of rural customers, economically disadvantaged areas, and physically challenged customers in their plans to develop and deploy new services.

ENHANCEMENT OF COMPETITION

  The Joint Stipulation contains a number of provisions intended to enhance the potential for competitive development in Rochester Telephone's service area. R-Net is committed to full inter-connection, collocation, access to data bases and other functionalities, unbundled services and network components, reciprocal compensation arrangement with competitors, interim number portability (and development of full number portability), and NXX code assignment. The agreement also provides for resale, at wholesale rates, of all of
- --------
/1/The rate plan could be cut from seven to five years by the initiation of a rate proceeding, either by us or by the company.

R-Net's Telephone services and contains provisions aimed at creating and maintaining a level playing field for competitors and the holding company affiliates.

                            CORPORATE RESTRUCTURING

  Under the Joint Stipulation, as in the original proposal, the ownership of all Rochester Telephone subsidiaries would be transferred to R-HC, and the existing telephone services now provided by the monopoly company would be placed in two fully-owned subsidiaries, R-Net and R-Com. An additional newly created holding company facility, Distributed Solutions, Inc. (DSI), would provide computer billing and other services to R-Net and R-Com, and to other providers choosing to avail themselves of those services. Corporate management and administrative functions (e.g., legal and tax services and corporate finance services) would be provided by R-HC for R-Net and R-Com as well as for the other New York State telephone companies (NY Telcos) currently owned by Rochester Telephone.

HOLDING COMPANY

  In the past, we have favored holding company ownership of a utility only in limited circumstances, particularly where the utility is small and benefits from affiliation with others through increased ability to raise capital and increased opportunity for cost savings through economies of scale. In general, however, we have concluded that stand-alone operation of a utility is superior to a holding company structure./1/

  The primary disadvantages of a holding company structure from a regulatory standpoint are: (1) potentially increased utility costs due to affiliate transactions; (2) potential diversion of utility capital resources to non-utility affiliates with resultant degradation of service quality and availability; and (3) diversion of managerial attention from utility operations toward enhancement of holding company operations. The Joint Stipulation contains a number of provisions directed at overcoming or minimizing these disadvantages. These provisions may be grouped into three categories: (1) general provisions; (2) protections related to product and service transactions among the affiliates; and (3) protections related specifically to transactions with DSI.

 1. GENERAL PROVISIONS

  The general provisions are aimed at protecting R-Net's (and other NY Telcos') financial stability, precluding opportunities for financial manipulation, and providing incentives to the proper management of R-Net. The general protection provisions include the following:

  . A requirement that R-Net's initial capital structure remain in balance with the current capital structure.

  . Restriction on R-Net's dividend payments to R-HC if R-Net's senior debt rating falls to certain levels or is placed on a credit watch for possible downgrading to such levels.

  . Restriction of R-Net's dividend payments if its service quality falls below a certain level.

  . Provision for quarterly Board of Director certification that payment of R-Net's dividend will not impair R-Net's service quality nor its ability to maintain a debt rating target of "A."

  . Requirements that a majority of R-Net's Board of Directors be outside members, that only one director be a holding company or affiliate officer or employee, and that new directors be nominated by outside members of the Board.

  . A requirement that annual compensation of officers and employees of R-Net be based on R-Net's performance only and prohibiting R-Net officers and senior managers from collectively owning more than 10% of R-HC's stock.
- --------
/1/See e.g., Case 27015, Rochester Telephone Corporation--Corporate
   Restructuring, Opinion No. 78-5 (issued May 27, 1978).

  . Provision for at least annual review with staff of R-Net's activities and plans relating to capital attrition, dividends and financial performance.

  . A prohibition on the pledge of R-Net assets for debt obligations other than R-Net's own.

  . A prohibition against the transfer of R-Net services, functionalities or data bases to affiliates without Commission approval.

  . A requirement that R-Net's total debt, fund transfers to affiliates, customer deposits and preferred stock not exceed 45% of total capital.

  The Joint Stipulation provides for a cash management arrangement among the affiliates wherein the holding company would be the cash manager. Specific protections against potential financial manipulation of the cash management fund include a requirement that R-Net's (and other NY Telcos') fund transfer balances not exceed 5% of total capital, and authority for us, if necessary, to modify the cash management arrangement.

 2. AFFILIATE TRANSACTIONS

  The Joint Stipulation provides for full access by staff upon request (and, in some instances, without notice), to the books and records of the holding company and its affiliates having a direct or indirect relationship to R-Net and the other NY Telcos. Also, staff will have access, upon a showing of need, to the books and records of affiliates not having an obvious relationship with the NY Telcos.

  Other affiliate transaction provisions, described by Judge Furlong in his Recommended Decision, include monetary caps on non-tariffed transactions unless otherwise authorized by us; a requirement that all non-tariffed transactions be subject to arms-length bargaining and written contracts; a requirement, where common costs are to be allocated, that allocation procedures be filed with and approved by us; and a requirement that R-Net's managers certify their familiarity with our affiliate transaction rules. In addition, the Joint Stipulation provides that R-Net and the other NY Telcos shall bear the burden of justifying continuation of transactions with affiliates at the end of the rate plan.

 3. DSI TRANSACTIONS

  After restructuring, Rochester Telephone's existing billing and other computer services will be performed by a separate affiliate, DSI. Monetary caps similar to those imposed on other non-tariffed affiliate transactions would be applicable to transactions with DSI. However, continuation of DSI transactions would be subject to review during the term of the rate plan as well one year prior to the end of the plan. Any products or services developed by DSI upon the request of any NY Telcos would remain the property of the requesting Telco and no Telco would pay for DSI development costs not used by it: DSI products and services would be provided to affiliates and non-affiliates on the same terms and conditions.

R-NET AND R-COM

  The Joint Stipulation continues the two-company setup of the original proposal, but with a much diminished role for R-Com--at least at the outset of the OMP. Under the Agreement, R-Net would provide all telephone services to the public and also provide those services on a wholesale basis to other retailers. R-Com would exist as a lightly regulated service provider (i.e., regulated only to the extent that other similarly situated providers are regulated) and, at the outset of the OMP, would provide only a handful of competitive services transferred to it by R-Net. All transfers would be at net book cost or market value, whichever is greater. Additional services might be transferred to R-Com with our approval as they become competitive in the future. The agreement provides for a valuation procedure applicable to one specific service (Voice
Mail) and, while not required by the agreement, this process could be viewed as a potential mechanism to value the price of future transfers.

DISCUSSION

  Judge Furlong concluded that our concerns with regard to holding companies are "virtually neutralized" by the protective provisions contained in the Joint Stipulation. He further concluded that the provisions of the Joint Stipulation, considered in their aggregate and coupled with the changing of the marketplace to a more competitive environment, warrant our approval of the proposed corporate restructuring.

  We concur generally with Judge Furlong's recommendation but some clarification of the Joint Stipulation and elaboration on Judge Furlong's conclusion is required. While Rochester Telephone is currently a stand-alone company, it is by no means a stand alone utility operation. Over the years, Rochester Telephone has been permitted to form or acquire other companies as subsidiaries, some of which are other telephone utilities, both within and outside of New York, and some of which are non-utility operations. As a result, myriad affiliate transactional relationships now exist among the subsidiaries and Rochester Telephone. Accordingly, the advantages and disadvantages of the holding company proposal must be assessed against the current structure of Rochester Telephone, and not against a theoretical stand alone utility operation.

 1. AFFILIATE TRANSACTIONS

  The Agreement includes a comprehensive set of provisions designed to safeguard against improprieties with respect to affiliate charges, cost allocations, and access to books and records. The provisions include caps on the level of affiliated transactions, access to holding company and affiliate books and records, requirements for written contracts for non-tariffed transactions, asset valuation requirements, and the filing and review of cost allocation procedures. The provisions strengthen our ability to ensure against improper affiliate transactions, a perennial regulatory issue.

  These protections, are adequate and may be seen as an improvement over the current situation. Moreover, while improper affiliate transactions have raised perennial regulatory issues, movement away from cost based regulation toward price regulation, coupled with increasing competitive pressures, should reduce the regulatory significance of affiliate transactions.

 2. DIVERSION OF CAPITAL RESOURCES

  The continued availability of adequate capital resources is a significant and continuing regulatory concern. The holding company proposal, in the absence of further safeguards, would increase the risk that capital resources would be diverted to non-utility operations. Rochester Telephone now has subsidiaries that compete for capital resources, but we possess and have exercised regulatory control over the amount of investment the company can make in its subsidiaries. The holding company structure provides for no similar authority over investment decisions, and the regulated service provider could be short changed through excessive dividend payments to, or lack of equity infusion from, the parent company.

  The Joint Stipulation, however, includes protections that reduce such risks. These include quarterly certification by R-Net that dividend payments will not impair service quality or its ability to finance its capital needs; dividend suspension provisions related to service quality and senior debt ratings; a prohibition against using R-Net assets to support debt obligations of others; and cash management program controls that would limit R-Net's total and short term debt. These provisions are in addition to construction program filing requirements that are already in place. These provisions effectively eliminate any increase in the risk of capital diversion and may even reduce that risk below its current level.

 3. DIVERSION OF MANAGERIAL ATTENTION

  Diversion of managerial attention from utility operations is likewise of increasing regulatory concern. While the potential for such diversion already exists under the current Rochester Telephone structure, it can be expected to increase somewhat, due not to the holding company structure per se but to the likely increase in the number of affiliates.

  The protective provisions in the Joint Stipulation, however, will effectively eliminate any additional risk of managerial diversion and may reduce the existing level of risk. These provisions include limitations on membership on R-Net's Board of Directors, the requirement that R-Net's officer and employee compensation be based on R-Net's performance only, a limitation on holding company stock ownership by R-Net officers, a requirement for separate legal counsel serving R-Net only, and the dividend restriction provisions referred to earlier.

CONCLUSION

  No party has excepted specifically to Judge Furlong's conclusion that the Joint Stipulation adequately addresses our on-going concerns regarding holding companies./1/ On balance the proposed holding company structure, assessed against the existing company structure and regulatory concerns over utility holding companies in general, would not be disadvantageous to the regulated telephone operations (including those of the other NY Telcos) and may result in improved regulatory protections.

  One aspect of the Joint Stipulation regarding the holding company structure requires clarification. Unlike the other provisions of the Joint Stipulation, the formation of a holding company is, for all practical purposes, a permanent change./2/ The parties apparently intend as well that the various protective provisions will likewise survive the five-to-seven year term of the Joint Stipulation. But that is not entirely clear from a reading of the Agreement. Because these protections (including the service quality-related dividend restriction) are vital to our approval of the restructuring, we will condition our approval upon Rochester Telephone's agreement that the protective provisions in the Joint Stipulation aimed at eliminating or minimizing potential improprieties under a holding company structure will remain permanent unless modified by us.

                                REGULATORY PLAN

RATES AND REVENUE REQUIREMENT

  Judge Furlong found the lack of a cap on R-Net's earnings during the term of the Joint Stipulation to be justified for a number of reasons. These include:
(1) the fact that rates for the most part would be decreased or frozen during the period of the agreement; (2) R-Net's assumption of the full risk of earnings erosion; (3) the resulting incentive to achieve greater efficiencies and encourage the development and marketing of new services; and (4) savings in the cost of regulatory oversight. In addition, Judge Furlong also pointed out that the Joint Stipulation recognizes the reservation of our authority to intervene if earnings reach unreasonable levels.

  MCI excepts, claiming a cap is required because R-Net will not be subject to effective competition for all of its services for some time to come, a situation MCI believes will lead to excess earnings. MCI says the existence of excess earnings may lead to uneconomic investment decisions by R-Net and claims that a properly calculated earnings cap would not violate the incentive to cut costs.

  MCI's position rests on the premise that the rate plan relies solely, or at least heavily, on the existence of effective competition to keep R-Net's earnings in check during the term of the Agreement. This is not the case. As Judge Furlong points out, the rate plan itself cuts R-Net's rates substantially at the outset and commits the company to further cuts over the term of the plan. Additionally, as considered by Judge Furlong, R-Net would be required to absorb inflationary and other cost increases with no recourse to rate increases. There is no built-in potential for excess profits that would be triggered by the absence of competition. Indeed, development of effective competition should serve to increase pressure on R-Net to achieve even greater
- --------
/1/Associated Communications raises the specter of potential anti-competitive behavior if the "fiction of separate entities" is implemented. We will address this exception in our discussion of competitive enhancements.

/2/In fact, the Agreement specifically states that nothing therein shall be construed as conferring authority to reverse the authorization of the reorganization.

efficiencies and even further price cuts. The absence of effective competition may be a disappointment, but it is in no way a precursor to excess earnings.

  The severing of earnings from the price equation, as proposed in the Joint Stipulation, is intended to provide a regulatory structure conducive to efficient operations as well as to provide the proper economic signal for effective future investment decisions. If R-Net's revenues rise to levels that might be considered excessive, such an increase would not come at the expense of customer rate increases. And we see no basis for concern that such an excess earnings condition, if indeed one did develop, would lead to the uneconomic investment decisions prophesied by MCI. High earnings or low, R-Net's investment decisions will be driven by the likelihood of additional earnings garnered from the business generated by those investments.

SERVICE QUALITY/CUSTOMER SERVICE

  No party has objected to the service quality provisions of the Joint Stipulation. Rochester Telephone has a record of excellence in service quality performance. In light of this, setting a floor, rather than establishing specific service quality achievement targets, is generally acceptable.

  Nevertheless, because the service quality floor is an aggregate of several traditional service quality measures, performance in one of those measures could deteriorate without triggering a penalty or other remedial action. Moreover, even if a penalty is triggered, there is no provision in the Joint Stipulation (other than the penalty provision itself) to ensure restoration of service to acceptable levels. Finally, the service quality measures are predicated on our existing rules and regulations and there is no provision in the Joint Stipulation to recognize potential revision of those rules.

  The Joint Stipulation does not specifically preclude us from taking action with respect to Rochester Telephone's service quality, but neither does it provide for such action. We emphasize therefore that service quality must remain at objective levels and that the Joint Stipulation does not limit our authority to take appropriate action to improve service quality, if found necessary, irrespective of whether the company's service quality is above the Joint Stipulation's floor level.

  In addition, in furtherance of the emphasis on high quality service and to avoid potential controversy over future rule revisions, we will require, as a condition of our approval of the Joint Stipulation, that Rochester Telephone consent to revisions of the floor levels of service quality contained in the Agreement as necessary to reflect any changes made in our service quality rules during the term of the Agreement.

  The Joint Stipulation's provisions related to customer service, for the most part, are aimed at protecting and assisting customers during transition to increased local service competition. These provisions are both necessary and adequate and need no clarification or revision. We stress again, however, the importance of treating customers fairly during the often confusing transition to competition, and we expect the company to put serious effort into carrying out the Agreement's customer service protection and enhancement provisions.

SERVICE AVAILABILITY AND INFRASTRUCTURE

  The major thrust of the New York Telecommunications Exchange (the Exchange) recommendations/1/ is centered on public policies necessary to ensure that technological advances are available to all segments of the State's telecommunications users and that basic telephone service remains universally available and affordable throughout the state. The Exchange Report concluded that a fully competitive telecommunications "network of networks" represents the best means of achieving those goals but pointed out that specific state action may be needed to ensure that technology is diffused throughout all segments of society and throughout all geographic areas.
- --------
/1/Connecting to the Future, Greater Access, Services and Completion in
   Telecommunications, Report of the New York Telecommunications Exchange, December, 1993.

  Overall, the Joint Stipulation's provisions support the Exchange's and our goals for service availability and infrastructure advancement. Two specific provisions are aimed at making service available to customers with special needs--the Lifeline provision and the technology diffusion provision.

  The Lifeline provision reaffirms a previous Rochester Telephone commitment to increase Lifeline enrollment through increased outreach efforts and automated eligibility matching with social service information bases. But, while the provision is beneficial, the automatic eligibility matching undertaking will not reach the many households in the Rochester area that currently are without telephone service. Therefore, we will direct staff to explore with Rochester Telephone a program to focus on those households.

  The Joint Stipulation states that R-Net and R-Com expect to aggressively develop new services and that both will consider the needs of rural customers, economically disadvantaged areas, and physically challenged customers. A Committee on Standards and Cooperative Practices established under the Joint Stipulation also will take into consideration the special technical requirements of disabled individuals and other customers with special needs. Both of these provisions are in harmony with the Exchange's and our policy goals, and would benefit from further elaboration. We will require that Rochester Telephone formulate and file for our review a plan for the diffusion of technology and for meeting the needs of its rural, economically depressed, and physically challenged customers. We will also monitor Rochester Telephone's activities in this area and reserve the authority to take steps to ensure those needs are being met during the term of the Joint Stipulation.

                           COMPETITIVE ENHANCEMENTS

  The Joint Stipulation preserves most of the competitive enhancements contained in Rochester Telephone's original proposal and adds to them. It is this area of the Joint Stipulation that has engendered the most controversy, especially with respect to the wholesale/retail price differential to be established by R-Net.

WHOLESALE PRICING

  The Joint Stipulation calls for R-Net to offer all its retail service to resellers at wholesale rates. The Agreement does not specify the amount of the wholesale discount, but, in testimony, Rochester Telephone stated that it would implement a 5% discount applicable to all services. In response to claims that the discount is inadequate or, at best, arbitrary, Rochester Telephone said that it had considered larger discounts under its original proposal, where R-Net would not have been in the retail business and would have had a far greater opportunity to shed costs. However, because R-Net would remain in the retail business under the provisions of the Joint Stipulation, the company claimed a margin greater than 5%--admittedly a judgmental figure-- cannot be supported until such time as competition is developed and further costs are avoided. Judge Furlong accepted Rochester Telephone's rationale and a number of parties have excepted.

  Sprint and ICS question the propriety of the 5% wholesale discount./1/ Sprint contends that the figure is unsupported by cost studies, and ICS contends that other companies have offered much deeper discounts for particular services. LDDS discusses the importance of a wholesale price structure to the ultimate success of competitive entry. It views the 5% discount as a first cut at setting a discount rate but asks that we now establish, as a principle, that avoidable costs will be considered the proper measure for the discount. LDDS also wants the door left open for further revision of the discount level.

  LDDS correctly notes the importance of proper competitive pricing to the ultimate development of effective competition, and avoided costs should be a major factor in the establishment of wholesale/retail price differentials. The company itself conceded that the discount could be revised as experience is gained with competition. The 5% discount should be seen as a starting point which will begin the transition to a more
- --------
/1/ICS also complains that Judge Furlong improperly characterized ICS as a marketer of Centrex and claims that this is not true. We take note of Judge Furlong's apparent error.

competitive environment. Staff should periodically review the pricing structure in view of marketplace experience and advise the Commission if changes in price structure should be made. With this understanding, Sprint's and ICS' exceptions are denied.

WHOLESALE PRICE STRUCTURE FOR RESIDENTIAL SERVICE

  Judge Furlong accepted the wholesale rate structure for residential flat rate and measured service provided for in the Joint Stipulation. LDDS excepts. LDDS charges the structure is discriminatory in that resellers would have to pay a premium if a flat rate customer's monthly usage exceeded 750 minutes and would have to pay per minute rather than per message charges for the resale of measured service. In contrast, R-Net, in its retail capacity, would not pay the premium and would sell message rate service on a per message basis. LDDS requests that we require that the pricing of the wholesale product to parallel the pricing of the retail product and that the wholesale structure for residential flat rate and measured service be revised accordingly.

  We see no sound reason, without further experience with the competitive market, for mandating at this juncture that R-Net's wholesale price structure mirror the structure applicable to its retail prices for similar services. Resellers, as a matter of course, have purchased services from carriers under those carriers' price structures and have used them to provide services to end users under completely different pricing arrangements. Resellers would be free to do the same under the proposed R-Net wholesale structure. Staff will review this structure in light of market experience and advise the Commission if changes are warranted.

  The different structures for residential wholesale and retail sales does raise the question of whether the prices charged to resellers would have a net effect on the overall discount they realize, but the structure need not be adjusted now. As in the case of the 5% discount discussed above, the residential resale structure is subject to further review and revision once experience is gained under the Joint Stipulation.

PRICE OF RESIDENTIAL LINKS

  Because residential service is subsidized by other services, R-Net's monthly charges for residential access to the network would be lower than the cost of the links used to provide that access. Judge Furlong conceded that this situation could impede the ability of a facilities-based competitor relying on R-Net links (priced at cost) to hook customers up to the competitor's own network. However he recommended that consideration of this issue be deferred to the Competition II proceeding./1/ ACC excepts and requests us to address the question now. One solution to the problem, according to ACC, would be to significantly reduce the charges it would pay to R-Net to terminate traffic on the latter's network.

  We agree that the Joint Stipulation does not fully resolve the problem of how to develop a competitive framework that accommodates the existing residential service pricing structure in an equitable manner. However, it is the resolution of this problem, among others, that is the primary purpose of Competition II. The Agreement provides for further revisions emanating from that proceeding if they are found to be in the public interest.

  Moreover, ACC paints only a partial picture of the situation by positing use of a full cost link to provide residential access service priced below cost. It fails to recognize the contribution to costs the competitor itself would generate by providing network service. Rochester Telephone currently bears the full cost of the links and yet has been able to generate sufficient revenues from its network services to fund the below cost pricing of residential service. A competitor would have similar sources available once it wooed customers away from R-Net.
- --------
/1/Case 94-C-0095, Transition to Competition in the Local Exchange Market.

TERMINATING ACCESS PRICING

  The Joint Stipulation provides for reciprocal compensation arrangements between R-Net and other local service providers. Under this arrangement, a local service provider would pay R-Net for traffic it delivers to R-Net for termination at a customer served by R-Net. Conversely, R-Net would pay the local service provider for traffic to be terminated at a customer served by that provider. If the traffic is in balance, i.e., equal in both directions within a 10% tolerance band, no payments would be made by either entity for local transport. Carriers would compensate each other only for local switching.

  Judge Furlong declined to recommend reduction of carrier access and cellular interconnection rates beyond what is contemplated in the Joint Stipulation. Associated Communications and ACC except. Associated also seeks elimination of any limitations on interconnection or reciprocal compensation with respect to cellular carriers. Associated Communications provides no specific rationale for either of its requests. Moreover, the charges for carrier access and cellular interconnection are already being reduced significantly over the term of the rate plan.

  ACC excepts from Judge Furlong's asserted failure to recognize that a "price squeeze" can occur where the terminating access fees are higher than the local usage rates. Like Associated Communications, ACC proposes that terminating access fees be lowered. While Judge Furlong recognized the potential for a pricing problem under certain circumstances, he agreed with the company that this problem did not reach the level of a "price squeeze." His position was based on ACC's failure to show that the terminating access fee would be higher than the local usage rates for a significant number of potential calls. Moreover, while ACC may have demonstrated the potential for limited pricing problems it fails to recognize that it is just as likely that an R-Net customer will call an ACC customer in which case R-Net would be required to pay the terminating access fee. And, if traffic were in balance between the two competitors, the net terminating access fees would be limited to just local switching charges paid on the difference in access minutes exchanged between the two. Staff will monitor closely the development of competition under the Joint Stipulation and report to the Commission if further action is warranted.

RELATIONSHIP OF JOINT STIPULATION TO THE COMPETITION II PROCEEDING

  Judge Furlong deferred a number of issues to the Competition II proceeding, among them issues related to asserted barriers to effective competition posed by Rochester Telephone's subsidized rate structure. Sprint and Associated Communications except, contending that any approval of the Joint Stipulation should await a decision in the Competition II proceeding.

  Associated Communications claims that the staff Interim Report in the Competition II proceeding contains intercarrier compensation approaches that differ so significantly from those established in the Joint Stipulation as to warrant deferral of the implementation date of Rochester Telephone's proposed OMP. Similarly, Sprint claims many of the provisions contained in the Joint Stipulation would most likely require revision after Competition II is decided. Sprint also seeks delay in approval of the Joint Stipulation until Competition II is completed or, at a minimum, a mandate that Competition II findings be incorporated into the OMP when that proceeding is decided. However, if the OMP is approved at this time, Sprint urges that approval be limited to a two-to-three year trial period, after which the impact of the plan can be assessed.

  Competition II may indeed produce a different approach to competition or different terms and conditions than set forth in the Joint Stipulation. However, the Joint Stipulation specifically provides that it may be modified by the resolution of Competition II or in subsequent proceedings if such modification is found to be in the public interest. The competitive provisions of the Joint Stipulation have sufficient potential to further the development of competition and there is no reason to delay their implementation pending further revision and refinement in the Competition II proceeding. The exceptions of Sprint and Associated Communications are denied.

OTHER ISSUES

  1. Full Number Portability and 1+ IntraLATA Presubscriptions

    Sprint excepts to Judge Furlong's failure to take into consideration the numerous unresolved 1+ intraLATA presubscription technical and implementation issues and the fact that there is no schedule for the implementation of full number portability. Both of these are critical elements in the effective competition equation, according to Sprint.

    There is no doubt that 1+ intraLATA presubscription and full number portability are important aspects of a fully competitive market. However, intraLATA presubscription is subject to a separate proceeding,/1/ whose requirements need not be reiterated here. As to unresolved technical and implementation issues, Sprint provides no detail as to what these might be nor explains why the OMP cannot be implemented without their final resolution.

    With regard to number portability, the Joint Stipulation contains a provision that would solve the portability issue for the time being and facilitate competition for R-Net's customers. The longer term portability questions are a matter not of willingness but of network capability. The Joint Stipulation commits R-Net to pursue full number portability and to permit others to administer the data bases necessary to effectively route calls in a full number portability environment. Nothing is to be gained by waiting for yet-to-be-developed technology before approving the Joint Stipulation. Sprint's exception is denied.

  2. Service Packaging

    The Joint Stipulation would require R-Com to price its services at the tariffed prices paid to R-Net for components of each service plus R-Com's own incremental cost of providing the service. Judge Furlong found this language sufficient to prevent any potential anti-competitive practices on the part of R-Com.

    Associated Communications excepts, claiming the separation of R-Com, R-Net and R-HC is a fiction and that Rochester Telephone will continue to act as it has always acted for the good of its stockholders--despite the separation of its activities. Associated Communications calls for "asymmetrical regulation" of Rochester Telephone and modification of the language of the Joint Stipulation to require Rochester Telephone to price each product or service sold in a package (bundled) at the price that would be charged for the product or service if it were sold separately.

    The objections to bundling are unpersuasive, for volume and package discounts are common in a competitive environment and there is no reason to prohibit R-Com from engaging in these marketing practices. The existing language in the Joint Stipulation would prevent R-Com from pricing below its incremental costs plus any tariff charges paid to R-Net under any packaging combination. These considerations, in our view, are sufficient to prevent the arbitrary price manipulation that seems to concern Associated Communications.

    We do not share Associated Communication's concern that the restructuring is somehow fictional. As discussed previously, there are adequate protections in place to satisfy our regulatory concerns over the consequences of the holding company structure. Associated Communication's exception, accordingly, is denied.

  3. Reseller Penalties

    The Joint Stipulation contains a prohibition against the resale of residential services to other than residential customers. There are stiff penalties for the violation of this provision, including a restriction
- --------
/1/Case 28425, IntraLATA Presubscription, Opinion No. 94-11 (issued April 4,
   1994).

  on the further purchase of wholesale service. Judge Furlong declined to recommend that this provision be eliminated or amended, concluding that it was only intended to apply only in the case of clearly intentional sales of residential service to business customers. LDDS excepts.

    LDDS claims the penalty is unduly harsh and would be imposed only on Rochester Telephone's competitors. However, LDDS says, if it is concluded that a penalty is appropriate, it should be made clear that the penalty will be incurred only for the intentional sale of residential service to business customers and that it will be applied on a non-discriminatory basis to R-Net as well.

    The misuse of resold residential services is a serious matter and some form of penalty should be available to prevent any such abuses. As Judge Furlong found and LDDS argues, the penalty should apply only in extreme cases, where resale of residential services to business customers is intentional; and any reseller affected by this provision should have the right to appeal the imposition of a penalty to the Commission under this provision. However, LDDS has shown no reason why such a penalty provision should apply equally to R-Net, for R-Net already has a strong incentive to prevent improper use of residential service. Consistent with the foregoing discussion LDDS's exception is granted in part and otherwise denied.

                                   CONCLUSION

  The proposed Joint Stipulation represents a significant step toward achieving our regulatory goals as well as the policy recommendations of the Governor's Telecommunications Exchange. The rate plan within the Joint Stipulation provides for significant rate reductions consistent with previously established rate design objectives and for basic rate stability during the transition to a more competitive industry. Assurances of continued high service quality are contained in the agreement and the Joint Stipulation establishes a framework to ensure that all customer needs are considered by the company in the development and deployment of new services.

  Provided the extensive protections against potential holding company abuses are deemed to survive the term of the Joint Stipulation, the holding company structure is acceptable, given that Rochester Telephone has committed to long-term rate stability and to open its market to competition. Moreover, the removal of earnings from the regulatory equation is a positive and timely step that will provide the proper economic signals by shifting risk to the company and advance the development of the telecommunications infrastructure.

  The Joint Stipulation would significantly enhance the development of competition in Rochester's service area. It establishes a comprehensive foundation conducive to the development of both facilities-based competition and competition through resale of Rochester Telephone's services. The retention of retail service responsibility by R-Net, and the gradual transfer of services to R-Com as they become increasingly competitive, offer a sound means for the transition to a fully competitive local service market in the Rochester area.

  Given the lack of experience with a competitive local telephone market, further adjustments may be needed to ensure a price structure consistent with the development of full, fair competition. Approval of the Joint Stipulation will be conditioned on the acceptance by Rochester Telephone of our continuing authority to implement further revisions with regard to competitive pricing as found necessary and justified. The Joint Stipulation requires staff to submit an annual report to the Commission as a means of monitoring the effectiveness of the OMP. The company is directed to work with staff to develop a formal, monitoring plan directed toward assessing the effectiveness of the OMP against the various pricing issues raised during the proceeding. Parties will have an opportunity to provide input into the plan.

  Finally, there is a possibility that state tax reform legislation may be enacted during the rate plan period which would transfer the burden of lifeline funding from the company's costs to the general tax base. While this would be an exogenous cost change and thus exempt from reflection under the terms of the Joint Stipulation, a failure to reflect such a cost change would be inconsistent with the purpose of such legislation-- to transfer the cost of lifeline service from the customers to the population as a whole. Therefore, approval of the Joint Stipulation will be further conditioned upon the acceptance by Rochester Telephone of a potential adjustment to reflect such a tax change.

  Subject to the clarification and conditions stated in the foregoing opinion, the Joint Stipulation is in the public interest and will be approved.

THE COMMISSION ORDERS:

  1. The Joint Stipulation and Agreement attached to this opinion and order is approved subject to the clarifications and conditions contained in the foregoing opinion.

  2. No later than seven days from the issue date of this opinion and order, Rochester Telephone Corporation (the company) shall file with the Secretary of the Commission, a statement of whether it accepts the conditions and agrees to the clarifications referred to in Paragraph 1 of this order.

  3. Not later than November 28, 1994, the company shall file tariff revisions, to take effect on January 1, 1995, consistent with this opinion and order and with the model tariffs filed as Exhibit JS29 in the record of this proceeding. The tariffs submitted in the compliance filing shall not become effective on a permanent basis until approved by the Commission, but shall take effect on a temporary basis on January 1, 1995, subject to refund in the event they are found not to be in compliance with this opinion and order. The tariffs shall supersede those currently in effect for Rochester Telephone Corporation, and shall indicate, on the title page of each, the tariff schedule which it supersedes. The company shall file with the Commission, not later than February 1, 1995, proof that a notice of the tariffs required here and their effective date has been published once prior to the effective date of the tariffs and at least once thereafter in a newspaper having general circulation in the counties affected by the amendments.

  4. The company shall notify its customers of the proposed tariff changes in bill inserts to be included in each customer's bill not later than the second billing cycle following the effective date of the temporary schedules.

  5. The company shall file copies of its compliance filing on all active parties to this proceeding on the date that the filing is submitted to the Secretary. Those parties shall have 15 days from the date of service to comment on any portion of the filed schedules. Any comments on the compliance filing shall be filed with the Secretary of the Public Service Commission, Three Empire State Plaza, Albany, New York 12223-1350.

  6. The company and staff are directed to explore a program to focus efforts to increase Lifeline service to households not currently having telephone service and to propose such a program within 90 days of the date of issue of this opinion and order.

  7. Within 90 days of the date of issue of the opinion and order, the company is directed to file a specific plan for the diffusion of technology and the meeting of the needs of the rural, economically depressed, and physically challenged customers within its service territory, consistent with this opinion and order.

  8. The company and staff are directed, in consultation with the parties, to develop and file within 90 days of the date of issue of this opinion and order, a formal plan for the monitoring of the implementation of the Joint Stipulation and Agreement with emphasis on the competitive aspects thereof. Pursuant to this plan, and consistent with the monitoring responsibilities set forth in this order regarding pricing structure issues, the company shall file a report with the Commission evaluating the plan on an annual basis, and hold a public session with all parties to set forth and receive comment on their evaluation study.

  9. To the extent it is consistent with this opinion and order, the recommended decision of Administrative Law Judge Vincent P. Furlong, issued September 21, 1994 is adopted as part of this opinion and order. Except as herein granted, all exceptions to the recommended decision are denied.

  10. Rochester Telephone Corporation is directed to comply with all of the provisions of the Joint Stipulation as clarified and approved in this opinion and order, and the Joint Stipulation and Agreement shall have the same force and effect, pursuant to Section 23 of the Public Service Law, as if promulgated as an order issued by the Commission.

  11. This proceeding is continued.

                                          By the Commission,

                                          _____________________________________
                                          John J. Kelliher
                                          Secretary